Exhibit (h)(4)

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UNITED STATES ETF PROVIDER AGREEMENT JULY 5, 2012

Form of

STATE STREET FUND CONNECT® AGREEMENT

State Street Global Markets LLC ("State Street Global Markets") makes available to certain investment managers, institutional funds and other investors State Street Fund Connect® ("Fund Connect"). Fund Connect is a proprietary electronic fund platform that provides institutional investors access to a wide range of funds and the ability to subscribe to and redeem such funds. Fund Connect is available on the State Street Global Link® platform ("Global Link"). Global Link is a proprietary software product made available by State Street Bank and Trust Company ("State Street Bank" and, collectively with State Street Global Markets, "State Street") that unifies pre-trade portfolio construction, trading of multiple asset classes in multiple markets and post-trade connectivity. Fidelity SelectCo, LLC (the "Manager") serves as the investment adviser to the Fidelity Covington Trust (the "Trust"), an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of multiple investment series each operating as an exchange traded fund as listed on Exhibit A hereto (each, a "Fund" and collectively, the "Funds"). A Fund will issue (or redeem) shares to certain large institutional investors (typically market makers or other large broker-dealers) known as "Authorized Participants" only in large blocks of shares known as "Creation Units." The Trust desires to allow Fund Connect Users (as defined below) to transmit purchase and redemption instructions of units in any Fund via Fund Connect and the Trust desires, along with the Manager, for the Manager and any authorized third party agents and representatives identified on Exhibit B hereto (the "Manager Agents") to utilize Fund Connect for the purposes of reviewing orders or otherwise communicating with Authorized Participants (each, a "Fund Connect User") with respect to orders for the creation and redemption of Creation Units (which may also be referred to herein as the "units") of one or more Funds (collectively, the "Activities") by an Authorized Participant. This Agreement sets out the terms and conditions associated with such matters.

1. Services. State Street Global Markets and State Street Bank will make Fund Connect and Global Link, respectively, available to (i) the Trust pursuant to which a Fund Connect User may transmit purchase and redemption instructions of units in any Fund via Fund Connect and (ii) the Manager and, if requested, the Manager Agents for the purpose of conducting the Activities, subject to the conditions set out in this Agreement.

2. Authorized Persons; Restricted Uses. State Street Global Markets will establish an initial password or, in its sole discretion, another form of validation device or method, for each Authorized Person that will enable such Authorized Person to access Global Link and Fund Connect. An "Authorized Person" is an agent or employee of Manager or any of the Manager Agents that is authorized by Manager and State Street Global Markets to access and use Fund Connect and Global Link. The Manager shall, and shall cause each Manager Agent to, strictly limit access to and use of Global Link and Fund Connect only to Authorized Persons. The Manager shall, and shall cause each Manager Agent to, cause each Authorized Person who is issued an initial password to change such initial password as soon as such Authorized Person uses Fund Connect. The Manager will also take appropriate steps to maintain, and to ensure that the Manager Agents and Authorized Persons maintain, the confidentiality of all passwords or other validation devices and methods.

The Manager, on behalf of itself and all of the Manager Agents, will be deemed to represent and warrant that each such Authorized Person is fully authorized on behalf of Manager or any such Manager Agent to make use of Global Link and Fund Connect at the time of the delivery of the initial password or as amended and agreed in writing by Manager and State Street Global Markets from time to time thereafter. The foregoing representation and warranty will be deemed to be continuously repeated as to each such Authorized Person at and as of all times after the making of such request until five business days after such time as State Street Global Markets receives written notification from Manager or any of the Manager Agents that the status of such Authorized Person as such has been terminated. The Manager shall not, and shall cause each Manager Agent not to, permit any person other than an Authorized Person to use Global Link or Fund Connect and Manager will, and shall cause each Manager Agent to, immediately notify State Street Global Markets of any unauthorized use of Global Link or Fund Connect.

The Manager acknowledges and agrees that any unauthorized use of Global Link or Fund Connect by any employee or agent of Manager or any of its Manager Agents will be at the sole risk of, and will for all purposes be binding upon, Manager as if such use had in fact been made by an Authorized Person. Nothing in the foregoing will be deemed to in any way limit the indemnification obligations of the Manager under this Agreement.

The Manager is solely responsible for all content that it or any of the Manager Agents or any Authorized Person uploads, posts, emails, transmits or otherwise makes available via Global Link or Fund Connect. The Manager agrees that neither it nor any of the Manager Agents shall use Global Link or Fund Connect: (a) to upload, transmit, post, email or otherwise make available any content that infringes any patent, trademark, trade secret, copyright or other proprietary rights of any person or entity; (b) in a manner that negatively affects other users or interferes with or disrupts Global Link or Fund Connect; or (c) in any manner that intentionally or unintentionally violates any applicable law. The Manager agrees that neither it nor any of the Manager Agents will modify, reverse engineer or create derivative works based on Global Link or Fund Connect, in whole or in part, or rent, lease, store, loan, copy, sell, distribute or provide, directly or indirectly, Global Link or Fund Connect or any portion of the foregoing to any third party. State Street Bank and State Street Global Markets each shall have the right to remove any content that violates any term or condition governing the use of Global Link or Fund Connect generally or that, in their sole discretion, is otherwise objectionable. Each of State Street Bank and State Street Global Markets also shall have the right, at any time and for any reason or at the direction of any applicable counterparty, to restrict, suspend or terminate the ability of the Manager or any of the Manager Agents to use Global Link or Fund Connect or otherwise refuse to facilitate or process any or all transactions.

3. Purchase and Sale of Units. The Trust and Manager acknowledge that Fund Connect provides a mechanism pursuant to which a Fund Connect User may transmit purchase and redemption instructions of units in any Fund to the Fund's principal underwriter (the "Distributor"), the Distributor's agent and/or the Fund's transfer agent (the "Transfer Agent"). The Distributor and/or Transfer Agent may be a Manager Agent if so designated on Exhibit B, but in any event, the Trust and Manager acknowledge that the Distributor, the Transfer Agent, or other agents of the Trust, which may include State Street Bank or affiliates of State Street, may enter into a separate agreement with State Street, or may otherwise have access to, Fund Connect in order to conduct activities that are the same as, or similar to, the Activities, or otherwise to perform services set forth in any servicing agreement with the Trust and/or in any Participant Agreement with an Authorized Participant, or to perform any ancillary functions associated therewith. The Trust and Manager acknowledge and agree that (i) units of any Fund will be offered by the Trust and made available for creation or redemption on Fund Connect in accordance with applicable law based on the net asset value of the relevant Fund, (ii) neither State Street Bank nor State Street Global Markets is acting as agent for the Manager or the Trust in the offering of units of any of the Funds (iii) the Distributor, and not State Street, is the principal underwriter of the Funds and State Street is not offering or selling, nor has it agreed to offer or sell, any shares of the Funds, and (iv) State Street does not agree to permit the Manager or the Trust to offer for sale on Fund Connect any specific number of units.

The manner in which a Fund Connect User and the Manager, any Manager Agent, any Funds and/or or their Distributor, as the case may be (collectively, the "Transaction Parties"), may indicate their offer and acceptance of the terms of a proposed transaction with a Fund Connect User is described in the User Guide to Fund Connect. The Trust represents that a Fund is bound in respect of any transaction where such offer, acceptance, subscription or redemption between the Transaction Parties has occurred in accordance with the procedures described in the User Guide of Fund Connect. Neither State Street Global Markets nor State Street Bank shall have any obligation or liability in respect of any transaction entered into between any Transaction Parties and each of the Manager, Manager Agent and Fund agrees to look only to the relevant Fund Connect User for the performance by the Fund Connect User of any obligation under any such transaction.

Each transaction entered into between any Transaction Parties shall be governed by, and the rights and obligations of the Transaction Parties shall be determined in accordance with, any legal agreements related to the relevant Fund that are entered into between the Transaction Parties as to transactions of such nature relating to the Fund (the "Additional Documentation"). Neither State Street Global Markets nor State Street Bank shall have any obligation or responsibility (a) in respect of any Fund Connect User entering into or maintaining in force any such contractual arrangements with the Manager, the Manager Agents, the Funds or their agents, (b) in respect of the Manager, the Manager Agents, the Funds or their agents entering into or maintaining in force any such contractual arrangements with any Fund Connect User or (c) to assist in any way in respect of the compliance by any of the Fund Connect Users, the Manager, the Manager Agents, the Funds or their agents with any such arrangements or the interpretation or enforcement of the obligations of either party under such arrangements. The associated transfers of units in the Funds and/or cash or securities will be processed outside of Fund Connect and neither State Street Global Markets nor State Street Bank will have any responsibility for the receipt or transfer thereof under this Agreement. The Trust and Manager each represent and warrant that it has consulted its own legal advisers as to the sufficiency of any and all Additional Documentation.

4. Compliance with Law. The Manager represents and warrants to State Street Bank and State Street Global Markets that the offering and sale of units of a Fund in each jurisdiction that the Manager directs and authorizes State Street Global Markets from time to time to make such offer available through Fund Connect is legal and in compliance with all laws, rules and regulations, including the rules and regulations of any self-regulatory or similar organization, in such jurisdiction. State Street Bank and State Street Global Markets shall at all times in the performance of their duties hereunder observe and comply with applicable laws and regulations to which they are subject; provided, however, that in each case State Street Bank and State Street Global Markets shall be entitled conclusively to rely on any representation and warranty provided in this Agreement. Nothing in this Agreement shall, or shall be construed to, require State Street Bank or State Street Global Markets, in their capacity as the operators of Global Link or Fund Connect or otherwise, to take or refrain from taking any action if, in the opinion of State Street Bank or State Street Global Markets, as applicable, the taking or failure to take such action would or might be in contravention of any law or regulation to which it is subject.

5. Anti-Money Laundering Obligations; Sanctions; Anti-Terrorism Obligations. The Manager, on behalf of itself and its Manager Agents, and the Trust each represents, warrants and covenants, at all times during the term hereof, that it, and, as applicable, each Manager Agent and each Fund is in compliance with all laws, rules and regulations applicable to the Manager, Manager Agent, Trust or Fund, as applicable, pertaining to anti-money laundering and anti-terrorism, including those related to sanctions screening and customer identification and verification. Manager, on behalf of itself and its Manager Agents, and the Trust each agrees that it shall provide to State Street Bank and/or State Street Global Markets, upon request, so long as permitted by applicable law and regulation, including those pertaining to data privacy, any documents and other information reasonably requested by State Street in order to satisfy any anti-money laundering, anti-terrorism, sanctions screening or customer identification and verification laws, rules and regulations applicable to State Street Bank and/or State Street Global Markets. Such information may include, without limitation, background documentation and foreign bank certifications relating to Manager, the Trust, any Manager Agent and any Fund and, if applicable, the anti-money laundering anti-terrorism, sanctions screening and/or customer identification and verification policies and procedures of Manager, the Trust, any Manager Agent or any Fund.

6. Obligations and Responsibilities. The responsibilities of State Street Bank and State Street Global Markets under this Agreement will be limited to its making available to certain Fund Connect Users offering materials and other documentation provided to State Street Global Markets by the Manager regarding a potential investment in any Fund and transmitting information received from the Fund Connect Users to the Manager or any Manager Agent designated by Manager. The Trust and Manager acknowledge and agree that: (i) neither State Street Bank nor State Street Global Markets will be obligated to permit the Trust or Manager to offer to any Fund Connect User or to users of Global Link generally the opportunity to invest in any Fund and, without limiting the generality of the foregoing, State Street Global Markets may decline to permit the Trust or Manager to offer units of any Fund to any Fund Connect User if it believes that to do so may be contrary to any law, rule or regulation or otherwise inappropriate; (ii) the Trust, Manager or any Manager Agent, as applicable, and not State Street Bank or State Street Global Markets, will be responsible for determining whether to sell units of a Fund to any Fund Connect User; (iii) notwithstanding anything to the contrary herein, the Manager or the Fund or any Manager Agent designated by Manager, and not State Street Bank or State Street Global Markets, will be responsible for determining whether any Fund Connect User may purchase units of such a Fund, consistent with all applicable laws, rules and regulations, including without limitation any such laws, rules and regulations relating to money laundering or similar activities; and (iv) neither State Street Bank nor State Street Global Markets will make any inquiry, and shall not under any circumstances be deemed to make any representation, as to the tax effect on any Fund Connect User or any Fund of an investment by the Fund Connect User in the Fund, including without limitation the imposition of withholding or similar taxes on any payment to or by the Fund Connect User or the Fund or the susceptibility of the Fund Connect User or the Fund to taxation in any jurisdiction.

The Trust and Manager take full responsibility for (a) all offering materials relating to the Funds, (b) all information the Trust, Manager or any Manager Agent places on Fund Connect, including, without limitation, any information relating to the acceptance or rejection or status of subscription or redemption orders relating to a Fund, and (c) any other documentation of any kind received by State Street Bank or State Street Global Markets from a Fund or from the Manager or any Manager Agent with respect to any Fund for use on Fund Connect or posted directly by the Manager or any Manager Agent on Fund Connect (collectively, the information described in subsections (a) through (c), the "Fund Information"). The Trust and Manager will indemnify, defend and hold State Street Bank and State Street Global Markets harmless against any and all loss, damage or liability in respect of any Fund Information. Neither State Street Bank nor State Street Global Markets will have any responsibility or liability for or in respect of any Fund Information.
With respect to any and all transactions, it is understood and agreed that in each case (a) State Street Bank, as operator of Global Link, and State Street Global Markets, as operator of Fund Connect, are acting solely as an instruction agent for Fund Connect Users; (b) as between State Street Bank, State Street Global Markets and the Fund Connect User, the Fund Connect User will have full beneficial ownership of any units purchased, (c) each transaction shall be for the account of the Fund Connect User and not for the proprietary account of State Street Bank or Street Global Markets and (d) neither State Street Bank nor State Street Global Markets is the distributor of any Fund and no party hereto shall hold State Street out as the distributor of any Fund.

7. Intellectual Property Rights; Indemnity.

(a) The Trust and Manager, on behalf of itself and its Manager Agents, acknowledge and agree that Global Link and Fund Connect and all rights, title and interests, including without limitation, all registered or unregistered (a) copyright, (b) trademark, (c) service mark, (d) trade secret, (e) trade name, (f) data or database rights, (g) design rights, (h) moral rights, (i) inventions, whether or not capable or protection by patent or registration, (j) rights in commercial information or technical information, including know-how, research and development data and manufacturing methods, (k) patent and (l) other intellectual property and ownership rights, including applications for the grant of any of the same, in or to Global Link and Fund Connect and all other related proprietary rights of State Street Bank or State Street Global Markets or any or their respective affiliates (together, with any and all enhancements, modifications, corrections, bug fixes, updates or other modifications thereto and any and all data or information of any kind transmitted by means thereof, the "Proprietary Information") are the exclusive, valuable and confidential property of State Street Bank or State Street Global Markets, as applicable. The Manager acknowledges that at no time will the Manager or the Manager Agents or any of their respective affiliates acquire or retain any rights, title or intellectual property or other ownership rights or interests in or to the Proprietary Information.

(b) State Street Bank and State Street Global Markets agree to indemnify the Manager and Trust against any and all direct losses, direct damages, reasonable out-of-pocket direct expenses and other direct liabilities to the extent arising out of any claim, action or allegation brought under the laws of the United States by any third party that the use of Global Link or Fund Connect by Manager or Trust, as the case may be, violates such third party's copyright, patent or other intellectual property rights or any claim, action or allegation based on a similar legal theory, provided, however, that the Manager and Trust each (i) observes the terms of this Agreement, (ii) gives prompt notice to State Street Bank and State Street Global Markets of any such claims, actions or allegations, (iii) allows State Street Bank or State Street Global Markets, as applicable, to take control of the defense thereof at the sole expense of State Street Bank or State Street Global Markets and (iv) does not agree to any settlement without the prior written consent of State Street Bank and State Street Global Markets. The obligation of State Street Bank and State Street Global Markets to provide such foregoing indemnity will not apply to the extent that (i) any software or hardware supplied to the Manager or any of the Manager Agents in respect of Global Link or Fund Connect is modified by persons or entities other than State Street Bank or State Street Global Markets and the alleged violation relates to such modification, (ii) any such software or hardware is combined with other products, processes or materials not supplied or recommended by State Street Bank or State Street Global Markets, where such alleged violation would not have arisen but for such combination, (iii) any such software or hardware is modified by State Street Bank or State Street Global Markets in compliance with the directions of the Manager or any of the Manager Agents, and the alleged violation relates to such modification, or (iv) the Manager or any of the Manager Agents continues to use such software or hardware after State Street Bank or State Street Global Markets, as applicable, has made available a non-infringing alternative.

8. State Street Limitation of Warranty. State Street Bank and State Street Global Markets warrant to the Trust and Manager that Global Link and Fund Connect, respectively, if operated in accordance with the relevant User Guide, will substantially achieve the functionality described in the relevant User Guide. The Trust and Manager, on behalf of itself and any and all Manager Agents, agree and acknowledge, except as otherwise specifically provided in the foregoing sentence of this Section 8 and to the extent permitted by applicable law, Global Link and Fund Connect are provided "as is," "as available" with all faults and without any warranty of any kind. SPECIFICALLY, WITHOUT LIMITING THE FOREGOING, ALL WARRANTIES, CONDITIONS, OTHER CONTRACTUAL TERMS NOT STATED HEREIN, REPRESENTATIONS, INDEMNITIES AND GUARANTEES WITH RESPECT TO GLOBAL LINK OR FUND CONNECT AND ANY SERVICES OFFERED THROUGH GLOBAL LINK OR FUND CONNECT, WHETHER EXPRESS, IMPLIED OR STATUTORY, ARISING BY LAW, CUSTOM, PRIOR ORAL OR WRITTEN STATEMENTS BY STATE STREET GLOBAL MARKETS, STATE STREET BANK OR THEIR RESPECTIVE AGENTS, AFFILIATES, LICENSORS OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO, AS TO TITLE, SATISFACTORY QUALITY, ACCURACY, COMPLETENESS, UNINTERRUPTED USE, NON-INFRINGEMENT, TIMELINESS, TRUTHFULNESS, SEQUENCE, COMPLETENESS, MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE AND ANY IMPLIED WARRANTIES, CONDITIONS AND OTHER CONTRACTUAL TERMS ARISING FROM TRADE USAGE, COURSE OF DEALING OR COURSE OF PERFORMANCE) ARE HEREBY OVERRIDDEN, EXCLUDED AND DISCLAIMED.

9. State Street Limitation of Liability.

(a) The sole aggregate liability of State Street Bank and State Street Global Markets for any breach of the warranty set forth in Section 8 above shall be, in the sole discretion of State Street Bank or State Street Global Markets, as applicable, and at their sole expense, (a) to revise, repair or enhance Global Link or Fund Connect, as applicable, (b) to advise the Manager or the Manager Agents how to achieve substantially the same functionality with Global Link and Fund Connect, as applicable, as described in the relevant User Guide through a procedure different from that set forth in the relevant User Guide; provided, however, that if State Street Bank or State Street Global Markets determines in its sole discretion that the foregoing remedies are impracticable, either may, alternatively, terminate this Agreement and refund an amount under this Agreement that it considers reasonable under the circumstances.

(b) Except as provided in Section 7 and Section 10 hereof, neither State Street Bank nor State Street Global Markets nor any of their respective affiliates shall have any liability or be responsible for any losses, expenses, costs, including reasonable court costs and legal fees, or damages, whether direct, indirect, special, incidental, consequential, punitive or otherwise of any kind, including, without limitation, any loss of revenue, loss of actual or anticipated profits, loss of contracts, loss of the use of money, loss of anticipated savings, loss of business, loss of opportunity, loss of goodwill, loss of reputation or loss of, damage to or corruption of data, in each case arising under or related to claims of breach of contract, tort, including negligence, strict liability, negligent misrepresentation, restitution, breach of statutory duty or any other cause of action whatsoever. Notwithstanding anything to the contrary herein and without limiting the foregoing, the Trust and Manager each understand and agree that neither State Street Bank nor State Street Global Markets shall be liable in any manner to the Manager, the Funds or any of the Manager Agents for (i) the failure of any Fund Connect User to perform its settlement or other obligations under any transaction or (ii) the failure of Global Link or Fund Connect to deliver, display or transmit orders, messages or other data entered into Global Link or Fund Connect by the Manager or by any Fund Connect User or by any Manager Agent or by any Fund.

(c) The Trust and Manager each acknowledge and agree that the fees set forth herein appropriately reflect the allocation of risk set forth in this Agreement. Accordingly, based on the foregoing, the Trust and Manager each acknowledge as reasonable the exclusions of warranties and limitations on liability set forth in this Agreement, including the exclusions and limitations of liability set forth in Section 8 and Section 9 hereof. If any of the exclusions of warranties and limits on liabilities set forth in this Agreement should be deemed to be invalid, ineffective or unenforceable, then, except as otherwise provided by Section 10 hereof, the entire collective liability of State Street Bank, State Street Global Markets and their respective affiliates hereunder in or for breach of contract, tort, including negligence, strict liability, negligent misrepresentation, restitution, breach of statutory duty or any other cause of action whatsoever, other than causes of action arising under Section 7 hereunder, shall in no circumstance exceed for all causes of action first accruing in any "contract year" during the term of this Agreement a sum equal to the greater of (a) one hundred percent (100%) of the monies paid or payable by the Trust or Manager, as the case by be, to State Street under this Agreement in the immediately preceding contract year or, for causes of action first accruing in the first contract year of this Agreement, during such contract year or (b) One Thousand Dollars ($1,000.00). The term "contract year" shall mean a period of twelve (12) months or such lesser period in the event that this Agreement is terminated or expires before the end of such twelve (12) month period. The first contract year shall commence on the date of last signature of this Agreement and each subsequent contract year shall commence on each subsequent anniversary thereof.

10. Limitation Exception Provision. Notwithstanding anything to the contrary, this Agreement shall not be construed to exclude or limit the liability of State Street Bank or State Street Global Markets for (a) fraud or the tort of deceit, (b) death or personal injury caused by its negligence or the negligence of agents, (c) willful misconduct or (d) any other liability that cannot be excluded or limited by applicable law or regulatory obligations.

11. Trust and Manager Representations and Indemnification. The Manager and Trust each represent and warrant that (a) the Trust is an open-end management investment company registered under the 1940 Act, with the full power and authority to appoint service organizations to provide transfer agency, distribution and/or placement assistance; (b) it has obtained all necessary and requisite approvals, including, if applicable, the approval of each of the Funds, to pay to State Street the fees set forth on Exhibit C and that the payment of such fees is in compliance with all laws, rules and regulations, including the rules and regulations of any self-regulatory or similar organization, applicable to the Manager or the Funds; (c) it has made to investors in the Funds all disclosures required pursuant to applicable law and regulation, including, without limitation, all required disclosures with respect to the structure of its fee payment obligations hereunder; (d) it has full authority to take such action as it may deem advisable in respect of all matters pertaining to distribution and redemption of units of the Funds, including entering into this Agreement and appointing any of the Manager Agents as agent for the Manager and the Funds to accept purchase and redemption instructions for units in the Funds; (e) it has been duly organized and is existing and in good standing under the laws of its state of organization, with corporate power and authority to perform its obligations under this Agreement; (f) this Agreement has been duly authorized, executed and delivered by it; (g) it has duly appointed each of the Manager Agents set forth on Exhibit B as its agent, and has separately appointed the Distributor and/or Transfer Agent, to accept purchase and redemption instructions for units in the Funds; (h) each of the Funds is organized under the laws of the United States of America in compliance with applicable law, including, without limitation, the 1940 Act and (i) it is not (i) an employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, that is subject to Title I thereof, (ii) a plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended, (iii) a plan that would be described in any of the foregoing clauses except that it is exempt from Title I of the Employee Retirement Income Security Act of 1974, as amended pursuant to Section 4(b) thereof or (iv) an entity any of the assets of which are deemed to include assets of a plan described in the foregoing clauses by reason of the application of 29 C.F.R.§ 2510.3-101. The Trust and Manager each agree to indemnify and hold harmless State Street Bank, State Street Global Markets and their respective affiliates, officers, directors, employees and agents from and against all claims, demands, proceedings, suits, actions, liabilities, obligations, judgments, charges, fines, losses, costs, expenses (including court costs and legal fees incurred in connection with investigating, defending or settling any action or threatened action) and damages, whether direct, indirect, special, incidental, consequential, punitive or otherwise, of any kind, relating to, resulting. from, in connection with or arising out of (i) any breach of any representation, warranty or covenant in this Agreement by the Trust or Manager, as the case may be, it being agreed and acknowledged that it shall be a breach of this Agreement by the Manager if any action or inaction by Manager Agent would have been deemed a breach of this Agreement if it were a party hereto in the same capacity as the Manager, (ii) the use of Global Link or Fund Connect by it or any of the Manager Agents, (iii) orders, instructions or transactions entered or routed through Global Link or Fund Connect by the Trust, Manager or any of the Manager Agents, except to the extent that such liabilities, obligations, judgments, charges, fines, losses, costs, expenses or damages are incurred as a result of the fraud or willful misconduct of State Street Bank or State Street Global Markets and (iv) the offering and redemption of the units of the Funds to any Fund Connect User. The Trust and Manager each also agree to indemnify and hold harmless State Street Bank, State Street Global Markets and their respective affiliates, officers, directors, employees and agents from and against all liabilities, obligations, judgments, charges, fines, losses, costs, expenses (including court costs and legal fees incurred in connection with investigating, defending or settling any action or threatened action) and damages, whether direct, indirect, special, incidental, consequential, punitive or otherwise, of any kind, relating to, resulting from, in connection with or arising out of any claim, demand, proceeding, suit or action brought by any Fund or any Manager Agent against State Street Bank, State Street Global Markets or their respective affiliates, officers, directors, employees and agents relating to the use of Global Link or Fund Connect or any transaction.

12. Fees. The Trust and/or Manager shall pay State Street Global Markets for the use of Fund Connect such fees and expenses as are set forth on Exhibit C, as it may be amended from time to time in writing by State Street, the Trust and the Manager.

13. Contractor Status; Exclusivity. Neither State Street Bank nor State Street Global Markets nor any of their respective officers or employees, as such, is or shall be, or shall be deemed to be, an employee or agent of the Manager or any Manager Agent or any Fund. The services provided hereunder are non-exclusive and each of State Street Bank and State Street Global Markets reserves the right to make available to others, including competitors of the Manager and any Fund, the Global Link and Fund Connect.

14. Term and Termination of Agreement. This Agreement shall take effect upon the date written below. State Street Global Markets and State Street Bank and the Trust and Manager may each terminate this Agreement at any time on written notice to the other parties. In addition, this Agreement shall automatically terminate in the event of termination of the Transfer Agency Agreement by and between the Trust and State Street Bank ("Transfer Agency Agreement"). Upon the termination of this Agreement, the Trust and Manager will, and will cause the Manager Agents to, (a) at the direction of either State Street Global Markets or State Street Bank, either promptly return to State Street Global Markets or State Street Bank, as applicable, or otherwise dispose of all materials in its possession relating or referring to Global Link and Fund Connect and (b) pay to State Street Global Markets all fees and expenses due through the termination date. The termination of this Agreement, for any reason, will not affect (y) the obligations of the Manager or any of the Funds and any Fund Connect User with respect to pending transactions between them or (z) the entitlement of State Street Global Markets or State Street Bank to any fees and expenses due hereunder or any additional remedies provided by law or equity. All representations, warranties, and covenants made in or pursuant to this Agreement will survive the termination of this Agreement.

Nothing in this Agreement will or will be deemed to obligate State Street Bank or State Street Global Markets to continue to operate Global Link or Fund Connect, as applicable, in its present form or otherwise or to obligate the Trust or Manager to continue to offer the units of the Funds through Global Link or Fund Connect beyond the effective termination date of this Agreement. State Street Bank or State Street Global Markets may from time to time make changes in Global Link or Fund Connect, including without limitation changes in the vendor through which Global Link or Fund Connect is provided to the Manager or any Manager Agent, that may require the Manager or the Manager Agent to change or replace computer hardware or software or other equipment to maintain its participation in Fund Connect.

15. Assignment. No party may assign its rights or obligations hereunder without first obtaining the prior written consent of the other parties hereto and any purported assignment in violation of this provision will be void, except that each of State Street Bank and State Street Global Markets may assign its rights and obligations under this Agreement to any other subsidiary of State Street Corporation without obtaining the prior written consent of the Trust or Manager. Each party agrees that this Agreement will be binding on its successors and permitted assigns.

16. Electronic Mail. All e-mail sent to or from State Street Bank, State Street Global Markets or their affiliates may be received or otherwise recorded by their respective corporate e-mail systems and is subject to archival, monitoring or review by, and disclosure to, someone other than the recipient. Manager, on behalf of itself and the Manager Agents, and the Trust each agreed not to communicate orders using e-mail or any other electronic communications except those electronic features designated for the express purpose of communicating orders through Global Link or Fund Connect.

17. Governing Law. This Agreement shall be construed in accordance with and shall be governed by the laws of The Commonwealth of Massachusetts, without giving effect to any conflicts of laws rules.

18. Continuing Representations. All representations and warranties of the Manager and/or the Trust, as applicable, contained in this Agreement are made at and as of the date of this Agreement and at and as of the time of any use by the Manager, the Manager Agents or the Trust, as applicable, of Global Link or Fund Connect.

19. Miscellaneous. This Agreement constitutes the entire and complete agreement between the parties hereto concerning the subject matter hereof and supersedes all other communications, written or oral, between the parties relating to the subject matter hereof. No failure on the part of any party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further or future exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law. This Agreement may only be modified or amended in a writing signed by all the parties or their authorized representatives. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule of law or otherwise, the remainder of this Agreement will not be affected and to that extent the provisions of this Agreement will be deemed to be severable. The illegality, invalidity or unenforceability of any provision of this Agreement under the laws of any jurisdiction shall not affect the legality, validity or enforceability under the law of any other jurisdiction. In particular, it is the express intent of the parties hereto that Section 9(b) and Section 9(c) should survive the illegality, invalidity or unenforceability of Section 9(a) or any other provision of this Agreement.

IN WITNESS WHEREOF, each of Fidelity SelectCo, LLC, Fidelity Covington Trust, and STATE STREET GLOBAL MARKETS, LLC and STATE STREET BANK AND TRUST COMPANY has caused this Fund Connect Agreement to be signed in duplicate in its behalf, as of this day of September, 2013.

FIDELITY SELECTCO, LLC

By:

Name:

Title:

Address:

FIDELITY COVINGTON TRUST

By:

Name:

Title:

Address:

STATE STREET GLOBAL MARKETS, LLC

By:

Name:

Title:

Address:

STATE STREET BANK AND TRUST COMPANY

By:

Name:

Title:

Address:

EXHIBIT A

FUNDS

Fidelity MSCI Consumer Discretionary Index ETF

Fidelity MSCI Consumer Staples Index ETF

Fidelity MSCI Energy Index ETF

Fidelity MSCI Financials Index ETF

Fidelity MSCI Health Care Index ETF

Fidelity MSCI Industrials Index ETF

Fidelity MSCI Information Technology Index ETF

Fidelity MSCI Materials Index ETF

Fidelity MSCI Telecommunication Services Index ETF

Fidelity MSCI Utilities Index ETF

EXHIBIT B

THIRD PARTY AGENTS AND REPRESENTATIVES

State Street Bank and Trust Company, in its capacity as Transfer Agent

Fidelity Distributors Corporation, in its capacity as Distributor, or its agent

EXHIBIT C

FEES

The parties hereto acknowledge and agree that, as of the date hereof, no separate fees shall be charged to the Manager or the Funds for the use of Fund Connect or Global Link, in accordance with the terms of this Agreement, and that fees due and payable under the Transfer Agency Agreement shall be the only consideration due and payable for the use of Fund Connect and Global Link as contemplated hereby.